FOR IMMEDIATE RELEASE
October 11, 2007

Contact:	Laura Foster, ICR, Inc., 310-954-1100, lfoster@icrinc.com
Haug Scharnowski, Dolan Media Company, 612-317-9420,
haug.scharnowski@dolanmedia.com
Dolan Media Company Names Haug Scharnowski Director of Investor Relations
MINNEAPOLIS, Minnesota (Oct. 11, 2007) — Dolan Media Company (NYSE:DM), a provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced that it has named Haug Scharnowski as its director of investor relations, effective immediately. Scharnowski is based at Dolan Media’s corporate headquarters in downtown Minneapolis, and will report to Scott Pollei, the company’s executive vice president and chief financial officer.
“Haug is a seasoned and experienced IR executive who will play an important role in helping us communicate with investors and Wall Street as a newly public company,” said Dolan Media president, chief executive officer and chairman, James P. Dolan.
Previously Scharnowski was vice president of business development and investor relations at Navarre Corporation, a publicly traded company. He also has been a senior account manager at Lawson Software and an equity research analyst at both Alliance Capital Management and Wells Capital Management. He holds a master’s degree in business administration from the University of Minnesota.
Dolan Media is a leading provider of business information and professional services to legal, financial and real estate sectors in the United States. The company’s Business Information Division publishes business journals, court and commercial media and other publications, operates web sites and conducts a broad range of events for targeted professional audiences in each of the 20 geographic markets that it serves across the United States. The company’s Professional Services Division provides specialized services to the legal profession through its American Processing Company LLC (APC) and Counsel Press, LLC units. APC is a leading provider of mortgage default processing services to law firms in the United States and Counsel Press is the nation’s largest provider of appellate services to the legal community.